Exhibit 10.1

EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 14, 2025 by and between GALAGHER JEFF (“Executive”), on the one hand, and ARKO Corp., a Delaware corporation (“ARKO”) and GPM INVESTMENTS, LLC (“GPM”; GPM and ARKO, individually and collectively, the “Company”), on the other hand.

WHEREAS, the Company desires to employee Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to make his services available to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Executive's employment hereunder shall commence on December 1, 2025 and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement (the “Initial Term”). The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.” The Employment Term shall be extended automatically for one (1) additional year as of the expiration of the Initial Term and as of each subsequent anniversary thereafter, unless at least ninety (90) days prior to the expiration of the Initial Term or any one-year renewal thereafter, as the case may be, the Company or Executive gives written notice to the other party hereto that the Employment Term shall not be so extended.

2. Position and Duties.

2.1 Position. The Board shall appoint, and Executive shall serve, as the Executive Vice President and Chief Financial Officer of ARKO, reporting to ARKO’s Chief Executive Officer (the “CEO”). The Executive shall also serve as the Chief Financial Officer of certain United States subsidiaries of the Company as directed by the CEO or such subsidiary’s governing body from time to time. Executive shall have such duties, authority, and responsibilities as determined from time to time by the CEO.

2.2 Duties. During the Employment Term, Executive shall devote substantially all of his business time and attention to the performance of Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise; provided that the foregoing shall not prevent Executive from the following so long as the following do not interfere with Executive devoting his business time and attention to the performance of Executive's duties hereunder: (i) participating in charitable, civic, educational, professional, community or industry affairs, and (ii) managing Executive’s personal investments and personal and legal affairs.

3 Place of Employment. The principal place of Executive's employment shall be the Company's office currently located in Wilmington, North Carolina; it being understood that Executive shall be entitled to fulfill his duties and responsibilities required hereunder by splitting his time between working on a remote basis in a location in the Eastern or Central time zone, and working in the Company’s offices so long as: (a) the Company is generally offering remote work to its executives, (b) Executive is able to fulfill his duties and responsibilities required hereunder, including fully managing and overseeing Executive’s staff and department, without being on-site on a daily basis, and (c) while working remotely, Executive promptly informs the Company of a change in his primary remote work location and such new primary remote work location is in the eastern or central time zone. Executive will be required to travel on Company business—to Company offices and other locations—during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay Executive an annual rate of base salary of Six Hundred Fifty Thousand Dollars ($650,000) per year in periodic installments in accordance with GPM’s customary payroll practices and applicable wage payment laws. GPM shall be the paymaster with respect to payments of salary hereunder. The Base Salary shall be reviewed by the Compensation Committee, at least annually starting on or around March 2027, for merit increases and may, by action and in the discretion of the Compensation Committee, be increased at any time or from time to time. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2 Short-Term Incentive Bonus.

(a) With respect to each Bonus Period commencing January 1, 2026, Executive shall be eligible to receive a cash bonus (the “Bonus”) with a target of sixty-two percent (62%) of Executive’s current Base Salary, based on satisfaction of performance criteria to be established for each Bonus Period by the Compensation Committee in its sole discretion (the “Bonus Plan”). For avoidance of doubt, Executive shall not be entitled to any Bonus, pro rata or otherwise, under this Agreement with respect to calendar year 2025. As used herein, “Bonus Period” means the period for which a Bonus is payable. Unless otherwise specified by the Board, the Bonus Period shall be the fiscal year of the Company.

(b) The Bonus, if any, will be paid in the immediately following fiscal year of the Company at the same time as bonuses are paid under the Company’s general bonus programs but no later than thirty (30) days after the audited financial statements for the Company for the year for which the Bonus is earned have been released (the “Payment Date”). Except as otherwise specifically provided for in Section 5.3, in order to be eligible to receive the Bonus, Executive must be employed by the Company on the Payment Date.

4.3 Long Term Incentive Compensation. With respect to each fiscal year during the Term of Employment commencing in the 2026 fiscal year, Executive shall be eligible to receive (i) time-based LTI Awards having a fair market value (as defined by the Equity Plan) on the grant date equal to $333,333 and (ii) performance-based LTI Awards having a fair market value (as defined by the Equity Plan) on the grant date equal to $666,667.

The type of LTI Award, and the terms and conditions thereof, and the grant date, shall be determined by the Compensation Committee, in its discretion. Each LTI Award shall be granted under the Equity Plan as in effect from time to time and shall be subject to such terms and conditions set forth in an LTI Award agreement to be entered into by and between ARKO and Executive. LTI Awards shall be granted in accordance with the ARKO’s normal grant cycle.

4.4 Car Allowance. Subject to Executive’s signing of an Acknowledgement of GPM’s Car Allowance Policy (or such signature already being on file), Executive shall receive a car allowance of $600 per month in accordance with GPM’s Car Allowance Policy, subject to all withholdings and deductions as required by law. Except to the extent reimbursed as part of business travel expenses, gas must be purchased at a GPM operated or supplied store using a GPM-provided fleet card or, to the extent GPM’s fleet card cannot be used at such store, a receipt must be submitted on a monthly expense report.

4.5 Phone and Office Equipment. Company shall provide Executive with a Company-issued laptop computer, cellphone, and such other electronic equipment and services as are reasonably required in order to enable Executive to tend to the business and affairs of the Company.

4.6 D&O Insurance. The Company agrees to include Executive as a covered officer on all of the Company’s D&O policies in effect for the periods in which Executive was employed as an officer of the Company. Additionally, for so long as Executive services as a manager or board member of any of the Company’s subsidiaries, the Company agrees to include Executive as a covered director on all of the Company’s D&O policies.

4.7 Paid Time-Off. During the Employment Term, Executive shall receive paid time-off in accordance with the Company’s policies for salaried employees as such policies may exist from time to time, but in no event less than twenty-three (23) calendar days of paid time off days per calendar year, in addition to Company-recognized paid holidays.

4.8 Employee Benefits. During the Employment Term, in addition to the other compensation and benefits described herein, Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time, including GPM’s Non-Qualified Deferred Compensation Plan (collectively, “Employee Benefit Plans”). The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.9 Business Expenses. Upon the submission of proper substantiation by Executive, Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses actually incurred by Executive in connection with the performance of Executive's duties hereunder in accordance with the Company’s then-current expense reimbursement policies and procedures.

4.10 Definitions. As used in this Agreement, the following terms have the following definitions:

(a) “Board” means the Board of Directors of ARKO.

(b) “Cause” means, subject to the provisions of this paragraph, (i) reasonable determination of the Board that there has been misconduct by Executive that is injurious to the Company or that results in Executive's inability to substantially perform his duties for the Company, (ii) the Board's reasonable determination that Executive willfully failed or refused to carry out or comply with any lawful and reasonable directive of the Board or CEO consistent with the terms of this Agreement, (iii) Executive's conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, or actions that cause the Company to lose any of its alcohol, tobacco, or SNAP licenses, (iv) the Board's reasonable determination of Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's (or any subsidiaries’) premises or while performing Executive's duties and responsibilities under this Agreement, (v) Executive's commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its subsidiaries other than inadvertent actions such as accidental personal use of a Company credit card or accidental errors in mileage reimbursement or actions that are not materially injurious to the Company, (vi) Executive's material violation of any provision of this Agreement or any other written agreement between the Company and Executive, (vii) Executive's willful and prolonged, and unexcused absence from work (other than by reason of disability due to physical or mental illness), or (viii) the Board's reasonable determination of any unlawful act or breach of the discrimination or harassment policy or any other material policy of the Company or any affiliated or related company of the Company. Except in the case of an event described in section (iii) of the definition of Cause, in the event that the Board has determined that there is Cause, the Company shall provide Executive with a written notification indicating the grounds for which the Company believes there is Cause, and Executive shall have thirty (30) days to either cure such grounds or to provide evidence that no such Cause exists. If such grounds are not cured, or if the Board still in good faith believes that Cause does exist as of the end of such thirty (30) day period, then the Company shall be able to terminate for Cause following such thirty (30) day period. The Company shall have the right, in its sole discretion, to suspend Executive with pay during such thirty (30) day period.

(c) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(d) “Compensation Committee” means the Compensation Committee of the Board of ARKO.

(e) “Good Reason” means, if such event occurs without Executive's consent in writing, (i) any material diminution in the nature or scope of Executive's responsibilities, authorities, title or duties, (ii) a material reduction in Executive's annual Base Salary from the annual Base Salary in effect in the immediately prior year, unless it was in connection with an across the board reduction for the executives of the Company, or (iii) the Company materially violating any of its material obligations to Executive under this Agreement, including payment obligations. Notwithstanding the foregoing, Executive will not be deemed to have “Good Reason” to terminate this employment hereunder unless (i) Executive provides the Board with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, (ii) the Company is given a period of thirty (30) days following receipt of such written notice to cure the applicable Good Reason condition, if susceptible to cure, and (iii) Executive actually terminates employment within ninety (90) days following the expiration of the Company's thirty (30)-day cure period described above if such "Good Reason" grounds have not been cured as of the date Executive terminates Executive’s employment. If Executive does not so terminate, any claim of such circumstances of “Good Reason” shall be deemed irrevocably waived by Executive.

(f) “LTI Awards” means any stock options, restricted stock, restricted stock units (both time-based and performance based), stock appreciation rights, phantom stock or other equity-based awards granted by the Company to Executive.

(g) “Equity Plan” means ARKO’s 2020 Incentive Compensation Plan, as amended from time to time, and any successor plan thereto.

4.11 No Trust or Fund Created. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Executive. The Bonus and other payment obligations under this Agreement represents only the Company’s unfunded and unsecured promise to pay an amount to Executive in the future. To the extent that Executive or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.

5. Termination of Employment.

5.1 General Termination Provisions. The Employment Term and Executive's employment hereunder may be terminated (a) by either the Company or Executive at any time and for any reason on at least ninety (90) days advance written notice to the other party, (b) automatically upon Executive's death, (c) by the Company in the event of Executive's disability (as reasonably determined by the Company), (d) by Executive for Good Reason, or (e) by the Company for Cause. Upon termination of Executive's employment, Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company under this Agreement.

5.2 Payments in Case of all Terminations. If Executive’s employment with the Company is terminated for any reason, Executive shall be entitled to payment for all accrued and unpaid Base Salary through the termination date and all unreimbursed documented business expenses and other amounts payable under this Agreement, incurred through the termination date in accordance with the policies and procedures adopted by the Board for reimbursement of such expenses, and payment and/or provision of all vested benefits to which Executive may be entitled through the termination date in accordance with the terms of applicable benefit or incentive compensation plans, policies or programs. Except as otherwise specifically set forth in this Agreement, Executive shall not be entitled to any other salary, compensation or benefits after the termination date, except as specifically provided for in the Company's Employee Benefit Plans or as otherwise expressly required by applicable law.

5.3 Payments in Case of Termination for Good Reason or Without Cause. In addition to the payments in Section 5.2, so long as Executive is otherwise in compliance with

Sections 8 through 10 hereof and executes a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company, if Executive's employment with the Company is terminated during the Employment Term by the Company without Cause or by Executive for Good Reason, then in addition to the payments set forth in Section 5.2, Executive shall be entitled to (a) payment of Base Salary on a weekly basis as part of each regular payroll cycle during the Severance Period and (b) if such termination occurs in the last six months of any fiscal year, payment of a prorated portion of the Bonus (if any is due in accordance with Section 4.2 of the Agreement) based on actual Company performance and the number of days Executive was employed in the calendar year in which Executive's employment was terminated, payable on the Payment Date. As used herein, “Severance Period” means three (3) months; provided that the Company, in its sole discretion, can extend the Severance Period to be up to twelve (12) months.

5.4 Equity, If any. The treatment of outstanding equity awards, if any, shall, upon termination of Executive's employment hereunder, be determined in accordance with the terms of the applicable plan and the applicable award agreements.

5.5 Automatic Resignation. Upon termination of Executive's employment hereunder for any reason, Executive shall be deemed to have resigned from all positions (including as an officer or member of the Board (or a committee thereof), if applicable) that Executive holds with the Company and any of its subsidiaries. Upon such termination, the Company will use commercially reasonable efforts to promptly amend its regulatory filings which list Executive as an officer of the Company and its subsidiaries (such as those related to alcohol, gaming, and lottery) to remove Executive as a listed officer; but in no case shall the Company fail to remove Executive from all such applications within one year from the termination date.

5.6 Section 280G.

(a) If any of the payments or benefits received or to be received by Executive (all such payments collectively referred to herein as the “280G Payments”) constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 5.6, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(b) All calculations and determinations under this Section 5.6 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.6, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.6. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6. Cooperation. The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive's cooperation in the future. Accordingly, following the termination of Executive's employment for any reason, to the extent reasonably requested by the CEO, Executive shall cooperate with the Company in connection with matters arising out of Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive's other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and for Executive’s time, to the extent that Executive is required to spend substantial time on such matters.

7. Representations and Warranties of Executive. Executive represents and warrants to the Company that: (a) Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or otherwise may be bound; (b) Executive has not violated, and in connection with his acceptance of employment with the Company and the performance of his duties hereunder will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and (c) in connection with Executive’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

8. Confidential Information. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company or any subsidiary (collectively, the “Confidential Information”) are the property of the Company or such subsidiary. Executive agrees that he shall not disclose to any person, other than within Executive's good faith interpretation of the scope of his duties as Chief Financial Officer or use for his own purposes any Confidential Information or any confidential or proprietary information of other Persons in the possession of the Company and/or its subsidiaries (“Third Party Information”), without the prior written consent of the Board or CEO, unless and to the extent that the (i) Confidential Information or Third Party Information becomes generally known to and available for use by the public, other than as a result of Executive's acts or omissions or (ii) the disclosure of such Confidential Information is required by law, in which case Executive shall give notice to and the opportunity to the Company to comment on the form of the disclosure and only the portion of Confidential Information that is required to be disclosed by law shall be disclosed. Executive shall deliver to the Company on his termination date, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, or the business of the Company or any or its subsidiaries which he may then possess or have under his control.

9. Proprietary Rights.

9.1 Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to U.S. and foreign (i) patents, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), and rights in data and databases, (iv) trade secrets, know-how, and other confidential information, and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

9.2 Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

9.3 Further Assurances; Power of Attorney. During and after his employment, Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company's request

(without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive's subsequent incapacity.

10. Non-Compete, Non-Solicitation, Non-Disparagement.

10.1 Non-Competition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company, he will become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its subsidiaries and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries, and therefore, Executive agrees that during the Non-Compete Period he shall not engage in Competition with the Company. As used herein, “Non-Compete Period” means during the Employment Term and continuing until the end of the Severance Period. As used herein, “Competition” means to directly or indirectly, in a competitive capacity, own any interest in, manage, operate, control, invest or acquire an interest in, participate in, consult with, render services for, operate or in any manner engage, in a competitive capacity, in any Competitive Business (including any division, group or franchise of a larger organization which is a Competitive Business), whether as a proprietor, owner, member, partner, stockholder, director, manager, officer, executive, consultant, joint venture, investor, sales representative or other participant, that (x) competes with the Company or any of its subsidiaries on the date in question if such action by Executive occurs during the Employment Term or (y) competes with the Company or any of its subsidiaries as of the last day of Executive's employment if such action by Executive occurs on or after the employment termination date). Nothing herein shall prohibit Executive from being a passive owner of not more than three percent (3%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. As used herein, “Competitive Business” means a business that operates any of the following within five (5) miles of any location operated or supplied by the Company: (i) retail convenience stores (with or without fuel), (ii) gas stations (whether or not attached to a convenience store), (iii) dollar stores, (iv) tobacco stores, and (v) liquor stores; provided, however, for the sake of clarity, Competitive Business does not include retail pharmacies or mass merchants. With respect to “convenience stores,” such term means any business listed on the “Top 202 Convenience Stores” published by CSP News, or such successor publication. If no such publication exists, it shall mean the convenience stores on such list as of the last date such list was published. As used herein, “competitive capacity” means providing executive level, financial, or managerial services to a Competitive Business other than at the individual store level.

10.2 Non-Solicitation of Employees. During the Employment Term and for a period of twelve (12) months following the last day of his employment (“Non-Solicit Period”), Executive shall not directly or indirectly or through another Person (i) induce or attempt to induce any executive or consultant of the Company or any subsidiary of the Company to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any executive thereof; or (ii) hire any Person who was an executive of the Company or any subsidiary of the Company at any time during the twelve (12) month period immediately preceding the last day of Executive's employment.

10.3 Non-Solicitation of Customers and Suppliers. Executive further agrees that during the Non-Solicit Period, he will not directly or indirectly induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary.

10.4 Non-Disparagement. Executive shall not make any disparaging statements or communications regarding the Company, its subsidiaries, and/or their officers, managers, executives, agents, or products; provided, however, that such restriction shall not prohibit or constrain truthful testimony compelled by valid legal process or valid dispute resolution process. Company agrees to direct its directors, managers, officers and executives to refrain from making disparaging statements or communications regarding Executive, provided, however, that Company shall have no liability for any such disparaging statements or communications that its directors, managers, executives or officers may make notwithstanding such direction.

11. Enforcement. If, at the time of enforcement of Section 10 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum time period, scope or geographical area reasonable under such circumstances shall be substituted for the stated time period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum time period, scope and/or area permitted by law. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that the Company would suffer irreparable harm from a breach of Sections 8, 9 or 10 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 10.1, 10.2, or 10.3, the Non-Compete Period and Non-Solicit Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in Sections 8-10 are reasonable.

12. Return of Company Property. No later than five (5) business dates following the termination of Executive’s employment hereunder, Executive shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, smart phones, passwords, computer access codes, facsimile machines, iPads, iPhones and other communication devices, credit cards, office keys, security access cards, badges, identification cards, Confidential Information, and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (the foregoing, collectively, “Company Property”). Executive further acknowledges and agrees that within ten (10) business days of the termination date, Executive shall conduct a reasonable search for, and irrevocably delete, to the fullest extent permitted by law, after returning a copy of same to the Company, any and all Company Property that is or may be in Executive’s custody possession and control in a digital or intangible format, including by searching (i) in any personal e-mail account; (ii) in any personal “cloud” account; or (iii) on any personal computer, tablet, cellular phone, smartphone or other electronic storage device, the foregoing of which are accessible, controlled or owned by Executive (and not by the Company).

13. Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration to be held in Richmond, Virginia. The Company shall pay all arbitration related fees and costs, but not attorney’s fees subject to the provision below. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties. The parties further agree that if the arbitral award concludes that either party is in violation, breach or nonperformance of any of the terms of this Agreement, the non-prevailing party shall pay the reasonable attorneys' fees of the prevailing party.

14. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Virginia without regard to conflicts of law principles. Subject to Sections 11 and 13, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the Commonwealth of Virginia, county of Henrico or City of Richmond. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE'S EMPLOYMENT BY THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY, OR EXECUTIVE'S OR THE COMPANY'S PERFORMANCE UNDER, OR THE ENFORCEMENT OF THIS AGREEMENT.

15. Entire Agreement. Unless specifically provided herein, this Agreement, the Company’s written policies, and GPM’s Employee Handbook and policies applicable to all employees from time to time, contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16. Right to Consult with Counsel; No Drafting Party. Each party acknowledges having read and considered all of the provisions of this Agreement carefully and having had the opportunity to consult with counsel of his/their own choosing, and, given this, the parties agree that the obligations created hereby are not unreasonable. The parties acknowledge that he/they have had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

17. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by (a) Executive, on the one hand, and (b) two other authorized signatories of the Company, on the other hand. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

18. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

19. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21. Compliance with Section 409A.

21.1 General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).

21.2 Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.

21.3 6 Month Delay for Specified Employees.

(a) If Executive is a “specified employee,” then no payment or benefit that is payable on account of Executive’s “separation from service,” as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the date of Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(b) For purposes of this provision, Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, Executive is a “key employee,” within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

21.4 No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

21.5 Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

21.6 Taxable Reimbursements and In-Kind Benefits. Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit. If the Company provides payment or reimbursement of health coverage and/or COBRA premiums, or otherwise provides group health plan coverage at no cost to Executive and the group health plan is self-funded, then the fair market value of such reimbursement and/or coverage shall be included as additional taxable income to Executive.

21.7 No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary of Executive for any tax, additional tax, interest or penalties that Executive or any beneficiary of Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

22. Notification to Subsequent Employer. When Executive's employment with the Company terminates, Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. Executive will also deliver a copy of such notice to the Company before Executive commences employment with any subsequent employer. In addition, Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, Executive's subsequent, anticipated, or possible future employer.

23. Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

24. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

ARKO Corp. and GPM Investments, LLC

8565 Magellan Parkway, Suite 400

Richmond, VA 23227

Attn: General Counsel

If to Executive: To Executive’s last known address on file with the Company’s payroll department.

25. Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Clawback. The Company may (i) cause the cancellation of any LTI Awards or Bonus, (ii) require reimbursement of any benefit conferred under the Equity Plan, an award agreement, Bonus Plan or otherwise, and (iii) effect any other right of recoupment of equity or other compensation provided to Executive in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). By accepting this Agreement, Executive agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements), including, for the elimination of doubt, the Clawback Policy adopted by ARKO in accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all applicable rules, regulations and standards adopted by the Securities and Exchange Commission or a national securities exchange on which ARKO’s securities are listed, including Rule 10D-1 promulgated under the Exchange Act and Listing Rule 5608 (Recovery of Erroneously Awarded Compensation) of the Nasdaq Stock Market LLC.

27. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

28. Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARKO CORP. By: /s/ Arie Kotler_________________ Name: Arie Kotler Title: CEO By: /s/ Maury Bricks_________________ Name: Maury Bricks Title: General Counsel	GPM INVESTMENTS, LLC By: /s/ Arie Kotler_________________ Name: Arie Kotler Title: CEO By: /s/ Maury Bricks_________________ Name: Maury Bricks Title: General Counsel

/s/ C Galagher Jeff_______________

GALAGHER JEFF